Exhibit 23.5

Ernst & Young LLP 2323 Victory Ave. Ste 2000 Dallas, TX 75219	Phone: (214) 665-5423 ey.com

September 11, 2017

Patrick A. Burrow

EVP, General Counsel and Secretary

Simmons First National Corporation

425 W. Capitol Avenue, Suite 1400

Little Rock, Arkansas 72201

Dear Patrick:

Enclosed is a manually signed copy of our consent to the incorporation by reference of our report dated March 10, 2015 in Amendment No. 2 to the Registration Statement (Form S-4 No. 333-219438) of Simmons First National Corporation. Please retain this letter and the enclosures in your files as evidence of our authorization to include the attached consent in your submission of Amendment No. 2 to the Registration Statement (Form S-4 No. 333-219438) to the Securities and Exchange Commission.

If you have any questions regarding the form or use of this report or consent, please call me.

Very truly yours,

James Scarborough
Partner